Tactical Air Defense Services Hires Director of Latin America.

Carson City, NV-July 9, 2010-Tactical Air Defense Services, Inc. (OTCBB: TADF-OB), an Aerospace/Defense Services contractor that offers air-combat training, aerial refueling, aircraft maintenance, disaster relief services, and other Aerospace/Defense services to the United States and Foreign militaries and agencies, is pleased to announce that it has hired Rene Ferrer, Jr. as its Director of Latin America to spearhead its ongoing efforts to procure aerial defense contracts with Latin American governments.

Mr. Ferrer brings to TADF a wealth of experience in Latin America including senior positions at Westinghouse Electric Corporation and other international corporations.  In addition, Mr. Ferrer has successfully developed and executed numerous government related contracts throughout his career including with the U.S. Department of Defense, and other international agencies.  While working with TADF as a consultant since the beginning of 2010, Mr. Ferrer has successfully used his extensive network of contacts in both government and private industry in Central and South America, to bring to TADF contracting opportunities and joint-venture opportunities that TADF believes will lead to increased shareholder value in the near-term.

Latin America has quickly become an area of great importance to TADF as it has received multiple solicited and unsolicited demands for its services to provide a range of aerial defense related services.  Many Latin American countries are not properly equipped and trained, and have been unable to procure the required equipment and services from the U.S. Department of Defense, and the hiring of Mr. Ferrer is a pro-active measure by TADF to capture a portion of this demand.

Alexis C. Korybut, Chief Executive Officer of TADF, stated,  “The hiring of Rene Ferrer as our Director of Latin America is an important next step in our efforts to procure aerial defense contracts with Latin American governments.  Mr. Ferrer’s extensive contacts, experience, and energy have already generated multiple revenue-generating opportunities for TADF, and we are very pleased to have him driving our Latin American strategy.”

Further information about TADS is available on our web site: www.tads-usa.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company’s ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

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